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Exhibit 99.1

[CUTTER & BUCK LOGO]

FOR IMMEDIATE RELEASE	Contact: (206) 622-4191 Steve Lowber—Vice President, CFO Lori Bauer—Investor Relations

CUTTER & BUCK CEO RESIGNS;
COMPANY UPDATES FOURTH QUARTER EARNINGS OUTLOOK

SEATTLE, WA—April 19, 2002-Cutter & Buck Inc. (Nasdaq: CBUK) today announced that Harvey Jones has resigned both as Chairman and Chief Executive Officer and as a member of the Board of Directors and will remain with the company as Founder and Brand Strategist. Board member Fran Conley has been appointed interim Chairman of the Board and CEO, and Marty Marks, President, will concentrate on the priority areas of the business, including international.

"I've had a great run," said Jones, "but it's time for a change—for me and for Cutter & Buck. I'm proud of what I've been able to accomplish since this company was formed twelve years ago—strong brand loyalty from our customers, a quality line of products and a group of outstanding employees. As our company has evolved, so too should its leadership. The time is right for that new leadership to take Cutter & Buck to the next level."

"Harvey brought this company from its beginning to where it is today," said interim CEO Conley. "Very few founders accomplish what Harvey has accomplished, developing an idea into a international brand, building sales in excess of $150 million and a company of over 700 employees. We have all benefited from his vision and his leadership. We are pleased Harvey will continue to be involved with the company, contributing his vision, energy and ideas in his new role as Founder and Brand Strategist."

Interim CEO Fran Conley has been involved with the Company since 1990 as a board member and venture capitalist. She is president of Roanoke Capital, Ltd, and a board member of Coinstar and R.E.I. She has previously handled CEO-transition responsibilities at Edmark Corp, Data I/O, and Etcetera Inc. "I look forward to working with the fine people of Cutter & Buck," said Conley. "We will be doing a nationwide search for a CEO to guide this company through its next phase."

Cutter & Buck also announced that for the current quarter ending April 30, 2002 sales are expected to be in the range of $52 to $54 million. For the quarter, the Company now expects a net loss in the range of $500 thousand to $1 million or $0.05 to $0.10 per share, after the previously-announced restructuring charge of approximately $1.2 million. "Our gross margins are lower than we had projected' said Steve Lowber, Vice President and CFO, "as we have more aggressively worked off our excess inventories which are now expected to come down by over $15 million during the quarter. We will also be incurring some additional costs related to the changes announced above."

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Those factors include, but are not limited to, style changes and product acceptance, relations with and performance of suppliers, the ability of the Company to control costs and expenses, the ability of the Company to carry out successful design and planned product and brand messaging/extension activities and to penetrate its chosen distribution channels, the ability of the Company to secure a distributor or licensee relationship in Europe, competition, access to capital, foreign currency risks, risks associated with opening and operating retail locations, risks associated with the Company's entry into new markets or distribution channels, technological change, political and trade relations, the overall level of consumer spending on apparel and global economic conditions, the events of September 11, 2001, additional threatened terrorist attacks and the ongoing military action. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission filings. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information. You should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by Securities laws.

Cutter & Buck designs and markets upscale sportswear and outerwear, selling its products primarily through golf pro shops and resorts, corporate sales accounts and better specialty stores.

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  Exhibit 99.1
CUTTER & BUCK CEO RESIGNS; COMPANY UPDATES FOURTH QUARTER EARNINGS OUTLOOK